CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment Nos. 14 to Registration Statement No. 33-82610 and 811-03249 of the Maxim Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 11, 2005 on the financial statements of Maxim Series Account and our report dated February 25, 2005 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the headings "Condensed Financial Information" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.





Denver, Colorado
April 29, 2005